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                                                                    EXHIBIT 16



                          MAYER RISPLER & COMPANY, P.C.
                           Certified Public Accountants

Mayer Rispler, C.P.A.                                  18 Heyward Street
Michael Friedman, C.P.A.                               Brooklyn, New York 11211
                                                       (718) 852-9200
                                                       Fax (718) 596-3968

February 5, 1998

We were the Independent Certified Public Accountants for Deotexis, Inc. (f/k/a Zeron Acquisitions II, Inc.)( the "Company"), for the year ended December 31, 1996.

We hereby confirm to you that, for the period ended December 31, 1996, our report on the financial statements of the Company for the period then ended did not contain an adverse opinion or disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In addition, we further confirm to you that, in connection with our audit of the Company for the fiscal year ending December 31, 1996, and for the interim period through January 21, 1998, there have been no disagreements between us and the Company with respect to any matters of acounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Very truly yours,



Mayer Rispler & Company, P.C.
Certified Public Accountants





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